EXHIBIT 99.2

HON INDUSTRIES                                   P.O. Box 1109, Muscatine, Iowa  52761-0071

News Release

FOR INFORMATION CONTACT:  Jerald K. Dittmer, Vice President & CFO (563) 264-7400
                  Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HON INDUSTRIES' SHAREHOLDERS APPROVE
NAME CHANGE TO HNI CORPORATION

MUSCATINE, Iowa (May 4, 2004) - HON INDUSTRIES Inc. (NYSE: HNI) announced today that it will change its name to HNI Corporation, effective May 5, 2004.  The name change was approved by the Company's shareholders at its annual meeting held here today. The Company will retain its current New York Stock Exchange ticker symbol, "HNI".

"This name change allows us to better align our corporate identity with our long-range growth strategy of managing multiple, distinct and independent brands," said Stan A. Askren, President and Chief Executive Officer.  "The change will also reduce confusion in the marketplace resulting from the use of 'HON' in both the corporate name and in the name of our largest operating company."

At the same time, we are pleased that the change allows us to remain closely connected with our proud past by using a name by which the investment community has known us for years," said Jack D. Michaels, Chairman.

HON INDUSTRIES Inc. provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States. HON INDUSTRIES is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces. The Company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator® and Heat-N-Glo®, have leading positions in their markets. HON INDUSTRIES is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the Company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes magazine in 2004, and one of America's Most Admired Companies by Fortune magazine in 2004. HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI. More information can be found on the Company's website at www.honi.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in new products and brand building, and (d) from its investments in distribution and rapid continuous improvement; lower than expected demand for the Company's products due to uncertain political and economic conditions and lower industry growth than expected; competitive pricing pressure from foreign and domestic competitors; higher than expected material costs; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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